EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-200149) and related Prospectus of Wintrust Financial Corporation (the “Company”) for the registration of 16,364 shares of its common stock of our reports dated February 28, 2014, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 26, 2015